UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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INDEPENDENT BANK CORPORATION

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SEC 1913 (02-02)

Independent Bank Corporation
230 West Main Street
Ionia, Michigan 48846

March 2x, 2009

Dear Fellow Shareholder,

It is our pleasure to invite you to attend the 2009 Annual Meeting of Shareholders of Independent Bank Corporation at 3:00 p.m., Eastern Time, on Tuesday, April 28, 2009 at the Ionia Theatre, 205 West Main Street, Ionia, Michigan 48846.

The Annual Report, which we mailed to you, summarizes Independent Bank Corporation’s major developments during 2008 and includes the 2008 consolidated financial statements.

Whether or not you plan to attend the Annual Meeting, please complete and mail the enclosed proxy card promptly so that your shares will be voted as you desire. You may also vote by telephone or by the Internet by following the instructions for using the automated telephone and Internet voting systems provided on the proxy card.

Sincerely,

Michael M. Magee, Jr.
President and Chief Executive Officer

INDEPENDENT BANK CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
APRIL 28, 2009

Date:	April 28, 2009
Time:	3:00 p.m., Eastern Time
Place:	Ionia Theatre 205 West Main Street Ionia, Michigan 48846

We invite you to attend the Independent Bank Corporation Annual Meeting of Shareholders to:

1.	Elect three directors to serve three-year terms expiring in 2012;

2.	Ratify the appointment of Crowe Horwath LLP as independent auditors for the fiscal year ending December 31, 2009;

3.	Consider and vote upon a proposal to amend our Amended and Restated Articles of Incorporation to increase the authorized shares of common stock from 40 million shares to 60 million shares;

4.	Participate in an advisory (non-binding) vote to approve the compensation of our executives, as disclosed in this Proxy Statement; and

5.	Transact any other business that is properly submitted before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The record date for the Annual Meeting is February 27, 2009 (the “Record Date”). Only shareholders of record at the close of business on that date can vote at the Annual Meeting. We mailed this Notice of Annual Meeting to those shareholders. Action may be taken at the Annual Meeting on any of the foregoing proposals on the date specified above or any date or dates to which the Annual Meeting may be adjourned or postponed.

We will have a list of shareholders who can vote at the Annual Meeting available for inspection by shareholders at the Annual Meeting, and, for 10 days prior to the Annual Meeting, during regular business hours at the offices of Independent Bank Corporation, 230 West Main Street, Ionia, Michigan 48846.

If you plan to attend the Annual Meeting but are not a shareholder of record because you hold your shares in street name, please bring evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares) with you to the Annual Meeting. Whether or not you plan to attend the Annual Meeting and whether you own a few or many shares of stock, the Board of Directors urges you to vote promptly. You may vote by signing, dating and returning the enclosed proxy card, by using the automated telephone voting system or by using the Internet voting system. You will find instructions for voting by telephone and by the Internet on the enclosed proxy card.

By Order of the Board of Directors,

Robert N. Shuster
Corporate Secretary

March 2x, 2009

Independent Bank Corporation
230 West Main Street
Ionia, Michigan 48846

2009 PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation, beginning approximately March 2x, 2009, by our Board of Directors, of proxies for use at the Annual Meeting of Shareholders. This meeting will be held on Tuesday, April 28, 2009, at 3:00 p.m. (local time) at the Ionia Theatre, 205 West Main Street, Ionia, Michigan 48846.

If the form of the Proxy accompanying this Proxy Statement is properly executed and returned, the shares represented by the Proxy will be voted at the Annual Meeting of Shareholders in accordance with the directions given in such Proxy. If no choice is specified, the shares represented by the Proxy will be voted for the election of directors listed as nominees, for the ratification of the independent auditors, for the amendment to our Articles of Incorporation to increase the authorized shares of common stock from 40 million to 60 million and to approve the compensation of our executives.

To vote by telephone, shareholders of record (shareholders who have been issued a certificate representing their shares) may call toll free on a touch-tone telephone 1-800-PROXIES (1-800-776-9437) and follow the recorded instructions. To vote by Internet, go to the site http://www.voteproxy.com and follow the instructions provided.

If your shares are held through a bank or a broker (referred to as “street name”), you may also be eligible to vote your shares electronically. Simply follow the instructions on your voting form, using either the toll-free telephone number or the Internet address that is listed.

A Proxy may be revoked prior to its exercise by delivering a written notice of revocation to our Secretary, executing a subsequent Proxy or attending the meeting and voting in person. Attendance at the meeting does not, however, automatically serve to revoke a Proxy.

This proxy statement, including the Notice and Form of Proxy, along with our Annual Report is available at http://www.snl.com/irweblinkx/docs.aspx?iid=100319. Information on directions to the site of our Annual Meeting is available on our website at www.IndependentBank.com.

VOTING SECURITIES AND RECORD DATE

As of February 27, 2009, the Record Date for the Annual Meeting, we had issued and outstanding 23,013,980 shares of common stock. Shareholders are entitled to one vote for each share of our common stock registered in their names at the close of business on the record date. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting, who are appointed by us.

As of February 27, 2009, no person was known by us to be the beneficial owner of 5% or more of our Common Stock, except as follows:

		Amount and
		Nature of	Approximate
	Name and Address of	Beneficial	Percent
Title of Class	Beneficial Owner	Ownership	of Class

Common Stock, $1 par value	Dimensional Fund Advisors LP(1) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,183,220	5.14%
Common Stock, $1 par value	Independent Bank Corporation Employee Stock Ownership Trust (“ESOT”) 230 West Main Street Ionia, Michigan 48846	1,294,728	5.63

(1)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2009, by Dimensional Fund Advisors LP reporting sole power to vote over 1,155,320 shares and sole power to dispose or direct the disposition of 1,183,220 shares.

Our ESOT holds shares of common stock pursuant to the terms of our Employee Stock Ownership Plan (“ESOP”) The Principal Financial Group administers the ESOP and serves as directed trustee. Our ESOP Administrative Committee has investment power with respect to the shares of common stock held by the ESOT and has voting power to the extent that the ESOP participants do not direct the voting of the shares of common stock allocated to their accounts.

Our Administrative Committee is comprised of three of our officers: Robert N. Shuster, James J. Twarozynski and Laurinda M. Neve. Except for the shares of common stock allocated to their respective accounts as participants in the ESOP, each member of our Administrative Committee disclaims beneficial ownership of the shares held by the ESOT.

ELECTION OF DIRECTORS

Our Articles of Incorporation provide that our Board be divided into three classes of nearly equal size, with the classes to hold office for staggered terms of three years each. Our Bylaws permit our Board of Directors to establish the size of our Board from three to fifteen members. Our current Board has fixed the size of our Board at ten members. Robert L. Hetzler, Michael M. Magee, Jr., and James E. McCarty are nominees to serve three-year terms expiring in 2012. Each of these directors are incumbent directors previously elected by our shareholders.

The Proxies cannot be voted for a greater number of persons than the number of nominees named. In the event that any nominee is unable to serve, which is not now contemplated, our Board may designate a substitute nominee. The proxy holders, to the extent they have been granted authority to vote in the election of directors, may or may not vote for a substitute nominee.

In addition to the nominees for director, each director whose term will continue after the meeting is named in the following table. Each nominee and director owned beneficially, directly or indirectly, the number of shares of common stock set forth opposite their respective names. The stock ownership information and the information relating to each nominee’s and director’s age, principal occupation or employment for the past five years has been furnished to us as of February 27, 2009, by the respective nominees and directors.

A plurality of the votes cast at the Annual Meeting of Shareholders is required to elect the nominees as directors. Accordingly at this year’s meeting, the three individuals who receive the largest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by abstention, broker non-vote or otherwise, will not be treated as votes cast on this matter.

The Board of Directors recommends a vote FOR the election of each of the three nominees.

	Amount and Nature
	of Beneficial		Percent of
	Ownership(1)		Outstanding

Nominees for three-year terms expire in 2012
Robert L. Hetzler (age 63)	58,761	(2)	.24
Mr. Hetzler is the Chairman of the Board of Directors of Independent Bank Corporation. Mr. Hetzler is the retired President of Monitor Sugar Company (food processor). He became a Director in 2000.
Michael M. Magee, Jr. (age 53)	209,359	(3)	.85
Mr. Magee is the President and Chief Executive Officer of Independent Bank Corporation. Prior to his appointment as President and CEO as of January 1, 2005, Mr. Magee served as Chief Operating Officer since February 2004 and prior to that he served as President and Chief Executive Officer of Independent Bank since 1993. He became a Director in 2005.

James E. McCarty (age 61)	38,804	(4)	.16
Mr. McCarty is the retired President of McCarty Communications (commercial printing). He became a Director in 2002.
Directors whose terms expire in 2010
Donna J. Banks, Ph.D. (age 51)	14,431	(5)	.06
Dr. Banks is a retired Senior Vice President of the Kellogg Company. She became a Director in 2005.
Jeffrey A. Bratsburg (age 65)	145,104	(6)	.59
Mr. Bratsburg served as President and CEO of Independent Bank West Michigan from 1985 until his retirement in 1999. He became a Director in 2000.
Charles C. Van Loan (age 61)	103,899.42
Mr. Van Loan served as President and CEO of Independent Bank Corporation from 1993 until 2004 and as executive Chairman during 2005. He retired on December 31, 2005. He became a Director in 1992.

	Amount and Nature
	of Beneficial		Percent of
	Ownership(1)		Outstanding

Directors whose terms expiring in 2011
Stephen L. Gulis, Jr. (age 51)	33,867	(7)	.14
Mr. Gulis is the retired Executive Vice President and President of Wolverine Worldwide Global Operations Group. He became a Director in 2004.
Terry L. Haske (age 60)	70,591	(8)	.29
Mr. Haske is a CPA and Principal with Anderson, Tuckey, Bernhardt & Doran, P.C. since 2008. Prior to 2008 he was the President of Ricker & Haske, CPAs, and P.C. He became a Director in 1996.
Clarke B. Maxson (age 69)	22,744.09
Mr. Maxson served as Chairman, President and CEO of Midwest Guaranty Bancorp, Inc. (“Midwest”) from its founding in 1988 until July 2004 when he retired. Midwest was acquired by Independent Bank Corporation in July 2004, at which time Mr. Maxson joined the Board of Directors of Independent Bank East Michigan (which merged into Independent Bank in September 2007). He was appointed as a Director of the Company in September 2007.

Charles A. Palmer (age 64)	114,737.47
Mr. Palmer is an attorney and a professor of law at Thomas M. Cooley Law School. He became a Director in 1991.

(1)	Except as described in the following notes, each nominee or incumbent director owns the shares directly and has sole voting and investment power or shares voting and investment power with his or her spouse under joint ownership. The table includes shares of common stock that are issuable under options exercisable within 60 days.

(2)	Includes 10,609 shares held in a spousal trust and 381 shares in a trust with respect to which Mr. Hetzler shares voting and investment power.

(3)	Includes 26,945 shares allocated to Mr. Magee’s account under the ESOT and includes 10,226 common stock units held in a deferred compensation plan.

(4)	Includes 9,722 common stock units held in Mr. McCarty’s account under our deferred compensation and stock purchase plan for non-employee directors that are payable in our common stock upon retirement. Includes 5,660 shares held in a spousal trust and 1,067 shares held by a corporation owned by Mr. McCarty.

(5)	Includes 3,997 common stock units held in Dr. Banks’ account under our deferred compensation and stock purchase plan for non-employee directors that are payable in our common stock upon retirement. Includes 6,000 shares held in a spousal trust.

(6)	Includes 11,756 common stock units held in Mr. Bratsburg’s account under our deferred compensation and stock purchase plan for non-employee directors that are payable in our common stock upon retirement.

(7)	Includes 13,808 common stock units held in Mr. Gulis’ account under our deferred compensation and stock purchase plan for non-employee directors that are payable in our common stock upon retirement.

(8)	Includes 6,615 shares owned jointly with Mr. Haske’s father with respect to which Mr. Haske shares voting and investment power and includes 1,200 common stock units held in Mr. Haske’s account under our deferred compensation and stock purchase plan for non-employee directors that are payable in our common stock upon retirement .

SECURITIES OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership of our common stock by our Named Executives, set forth in the compensation table below, and by all directors and executive officers as a group as of February 27, 2009.

	Amount and
	Nature of
	Beneficial		Percent of
Name	Ownership(1)		Outstanding

Michael M. Magee	209,359	(2)	.85
Robert N. Shuster	173,953		.71
David C. Reglin	162,261		.66
William B. Kessel	63,299		.26
Stefanie M. Kimball	22,849		.09
All executive officers and directors as a group (consisting of 18 persons)	2,605,776	(3)	10.57

(1)	In addition to shares held directly or under joint ownership with their spouses, beneficial ownership includes shares that are issuable under options exercisable within 60 days, and shares that are allocated to their accounts as participants in the ESOP.

(2)	Includes 10,226 common stock units held in a deferred compensation plan.

(3)	Beneficial ownership is disclaimed as to 1,168,118 shares, all of which are held by the ESOT.

CORPORATE GOVERNANCE AND BOARD MATTERS

CORPORATE GOVERNANCE PRINCIPLES

For many years, our Board of Directors has been committed to sound and effective corporate governance practices. The Board has documented those practices in our Corporate Governance Principles. These principles address director qualifications, periodic performance evaluations, stock ownership guidelines and other corporate governance matters. Under those principles, a majority of the members of our Board must qualify as independent under the rules established by the NASDAQ stock market on which our stock trades. Our principles also require the Board to have an audit committee, compensation committee and a nominating and corporate governance committee, and that each member of those committees qualifies as independent under the NASDAQ rules. Our Corporate Governance Principles, as well as the charters of each of the foregoing committees are available for review on our website at www.IndependentBank.com under the “Investor Relations” tab.

CODE OF BUSINESS CONDUCT AND ETHICS AND CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

Our Board has also adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. In addition, the Board has adopted a Code of Ethics for Senior Financial Officers, which includes our principal executive officer, principal financial officer and controller. Each of these codes is posted on our website and can also be obtained free of charge through our Corporate Secretary at 230 West Main Street, Ionia, Michigan 48846. Any changes to or waivers of either code for our CEO or senior financial officers will be disclosed on our website.

DETERMINATION OF INDEPENDENCE OF BOARD MEMBERS

As required by our Corporate Governance Principles, our Board has determined that each of the following directors qualifies as an “Independent Director”, as such term is defined in Market Place Rules 4200(a)(15) of the National Association of Securities Dealers (the “NASD”): Donna J. Banks, Jeffrey A. Bratsburg, Stephen L. Gulis, Terry L. Haske, Robert L. Hetzler, Clarke B. Maxson, James E. McCarty, Charles A. Palmer and Charles C. Van Loan. Our Board has also determined that each member of the three committees of the Board meets the independence requirements applicable to those committees as prescribed by the NASDAQ listing requirements, and, as to the audit committee, under the applicable rules of the Securities and Exchange Commission. There are no family relationships between or among our directors, nominees or executive officers.

MEETING ATTENDANCE

Each of our directors is expected to attend all meetings of the Board, applicable committee meetings, and our annual meeting of shareholders. Each of our directors attended our 2008 annual shareholder meeting. During 2008, the Board held 11 meetings; each director attended at least 75% of the aggregate number of meetings of our Board and Board committees on which they served.

BOARD COMMITTEES AND FUNCTIONS

Copies of the charters of each of these committees are available on our Website at www.IndependentBank.com. Our Board of Directors has three standing committees: audit, compensation and nominating and corporate governance.

Our audit committee, which met on 9 occasions in 2008, consists of directors Bratsburg, Gulis (Chairman), Haske and Maxson. Our Board has determined that Mr. Gulis qualifies as the “Audit Committee Financial Expert”, as that term is defined in the rules established by the Securities and Exchange Commission. The primary purpose of the audit committee is to assist the Board in overseeing (1) the quality and integrity of our accounting, auditing and reporting practices, (2) the performance of our internal audit function and independent auditor, and (3) our disclosure controls and system of internal controls regarding, finance, accounting, legal compliance, and ethics that management and our Board have established.

Our compensation committee, which met on 6 occasions in 2008, consists of directors Banks, Bratsburg, Gulis and McCarty (Chairman). This committee reviews and makes recommendations to the Board on executive compensation matters, including any benefits to be paid to our executives and officers. At the beginning of each year, the Committee meets to review our CEO’s performance against the Company’s goals and objectives for the preceding year and also to review and approve the corporate goals and objectives that relate to CEO compensation for the forthcoming year. The Committee also evaluates the CEO and other key executives’ payouts against (a) pre-established, measurable performance goals and budgets, (b) generally comparable groups of executives, and (c) external market trends. Following this review, the Committee recommends to the full Board, the annual base salary, annual incentive compensation, total compensation and benefits for our chief executive officer. This committee is also responsible for approving equity-based compensation awards under our Long-Term Incentive Plan. Base salaries of executive officers, other than our CEO, are established by our CEO.

This committee is also responsible to recommend to the full Board, the amount and form of compensation payable to directors. From time to time, the committee relies upon third party consulting firms to assist the committee in its oversight of the Company’s executive compensation policy and our Board compensation. This is discussed in more detail in the Compensation Discussion and Analysis included in this Proxy Statement.

Our nominating and corporate governance committee, which met on 4 occasions in 2008, consists of directors Banks, Haske, McCarty and Palmer (Chairman). This committee is responsible for making recommendations on the qualification and standards to serve on our Board, identifying board candidates and monitoring our corporate governance standards.

Our Articles of Incorporation contain certain procedural requirements applicable to shareholder nominations of directors. Shareholders may nominate a person to serve as a director if they provide written notice to us not later than sixty and no more than ninety days prior to the first anniversary date of the preceding year’s annual meeting. The notice must include (1) name and address of the shareholder who intends to make the nomination and of the person or persons nominated, (2) a representation that the shareholder is a current record holder and will continue to hold those shares through the date of the meeting and intends to appear in person or by proxy at the meeting, (3) a description of all arrangements between the shareholder and each nominee, (4) the information regarding each nominee as would be required to be included in a proxy statement filed under Regulation 14A of the Securities Exchange Act of 1934 had the nominee been nominated by the Board of Directors, and (5) the consent of each nominee to serve as director. Our nominating and corporate governance committee does not currently utilize the services of any third party search firm to assist in the identification or evaluation of board member candidates. However, the committee may use the services of such a firm in the future if it deems necessary or appropriate.

The nominating and corporate governance committee has not established specific, minimum qualifications for director nominees. Our Corporate Governance Principles mandate that directors possess the requisite background and experience to make a strong, positive contribution to Independent Bank Corporation and our shareholders. Our nominating and corporate governance committee is responsible for reviewing the qualifications and independence of the members of the Board. This assessment includes a consideration of the skills, experience and diversity of the prospective candidates. In light of these general requirements, our nominating and corporate governance committee reviews the suitability of each person nominated to our Board. These same standards and suitability requirements are applicable to all director nominees, regardless of the party making the director nomination.

The committee has not received any recommended director nominations from any of our shareholders in connection with our 2009 annual meeting. The nominees that are standing for election as directors at the 2009 annual meeting are incumbent directors that were previously elected by our shareholders.

MAJORITY VOTING

Our Nominating and Corporate Governance Committee and Board have discussed and considered the adoption of majority voting for directors. The Board favors the general concepts of majority voting which would essentially proscribe the election of any nominee who received fewer votes cast in his or her favor for election than were withheld. However, our Bylaws and the Michigan Business Corporation Act provide that directors are to be elected by a plurality of votes cast, except as otherwise provided in our Articles. Due to various initiatives under consideration to either modify applicable laws or otherwise address some of the practical implications that arise from majority voting, the Board has elected to defer, at this time, any action or recommendation on this matter.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

The Board of Directors has implemented a process by which a shareholder may send written communications to the Board’s attention. Any shareholder desiring to communicate with the Board or one or more of our directors may send a letter addressed to the Company’s Corporate Secretary at P.O. Box 491, Ionia, Michigan 48846. The Secretary has been directed to promptly forward all communications to the full Board or the specific director indicated in the letter.

REPORT OF OUR AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Our audit committee has met with management and the independent auditors to review and discuss our audited financial statements as of and for the year ended December 31, 2008.

Our audit committee obtained from our independent auditors the written disclosures and the letter required by applicable provisions of the Public Company Accounting Oversight Board regarding their independence. Our audit committee has also discussed with our auditors any relationships that may impact their objectivity and independence and satisfied itself as to our auditors’ independence.

Our audit committee has reviewed and discussed with our independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” Our audit committee also discussed, with and without management present, the results of our independent auditors’ examination of our financial statements.

Based on the reviews and discussions referred to above, the audit committee has recommended to our Board of Directors that the financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2008.

Stephen L. Gulis, Jr.	Clarke B. Maxson
Jeffrey A. Bratsburg	Terry L. Haske

DISCLOSURE OF FEES PAID TO
OUR INDEPENDENT AUDITORS

Crowe Horwath LLP (“Crowe”) has been the Company’s independent auditors since 2005. Under its charter, the Audit Committee is solely responsible for selecting and reviewing the qualifications of the Company’s independent auditors.

The following sets forth the fees paid to our independent auditors for the last two fiscal years:

	Year Ended December 31,
	2008	2007

Audit fees	$390,000	$390,000
Audit related fees(1)	33,000	48,000
Tax fees(2)	86,000	105,000
All other fees	9,000	4,000

Total	$518,000	$547,000

(1)	Consists primarily of fees related to an audit required under a Housing and Urban Development loan program and accounting review of various transactions during each year.

(2)	Consists primarily of fees related to the preparation of corporate tax returns and also includes amounts for tax advice and tax planning services.

Pre-Approval Policy

Our audit committee has established a pre-approval policy for procedures for audit, audit related and tax services that can be performed by our independent public accountants. For 2008 and 2007, all of these fees were pre-approved by the audit committee under that policy. Subject to certain limitations, the authority to grant pre-approvals may be delegated to one or more members of the audit committee. A copy of this policy is available on our Website at www.IndependentBank.com.

PROPOSAL SUBMITTED FOR YOUR VOTE — RATIFICATION OF THE
APPOINTMENT OF INDEPENDENT AUDITORS

The audit committee has selected Crowe Horwath LLP (“Crowe”), as independent auditors for the Company, for the fiscal year ending December 31, 2009. The services provided to the Company and our subsidiaries by Crowe for 2008 and 2007 are described above under the caption “Disclosure of Fees Paid to our Independent Auditors.”

We are asking our shareholders to ratify the selection of Crowe as our independent auditors. Although ratification is not legally required, the Board is submitting the selection of Crowe to our shareholders for ratification as a matter of good corporate governance. Representatives of Crowe are expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

The affirmative vote of the holders of the majority of the shares represented in person or by proxy and entitled to vote on this item will be required for approval. All broker non-votes will not be treated as votes cast on this matter; shares voted as abstentions will be counted as votes cast and therefore will have the effect of a negative vote.

If our shareholders do not ratify the appointment, the appointment will be reconsidered by the audit committee and the Board. Even if the selection is ratified, the audit committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our shareholders.

The Board of Directors recommends a vote FOR this proposal to ratify the appointment of Crowe as our independent auditors.

PROPOSAL TO AMEND THE COMPANY’S AMENDED AND
RESTATED ARTICLES OF INCORPORATION TO INCREASE OUR AUTHORIZED SHARES
OF COMMON STOCK FROM 40 MILLION SHARES TO 60 MILLION SHARES

Our Board has unanimously adopted a resolution, subject to shareholder approval, to amend the first paragraph of Article III of our Amended and Restated Articles of Incorporation to read as follows:

The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is sixty million two hundred thousand shares, of which sixty million (60,000,000) shares shall be common stock of the par value of $1.00 per share, and two hundred thousand (200,000) shares shall be series preferred stock, without par value.

This amendment will increase our authorized common stock from 40,000,000 shares to 60,000,000 shares. The purpose of the amendment is to provide additional shares of common stock for future issuance. As of February 27, 2009 there were approximately 23,013,980 shares of common stock issued and outstanding, 1,568,105 stock options granted but not exercised, 134,672 shares reserved for issuance under our stock compensation plans and a warrant to purchase 3,461,538 shares of common stock. As a result, as of February 27, 2009, approximately 11,821,705 shares of common stock remain available for future issuance. We also have 72,000 shares of Series A preferred stock issued and outstanding at February 27, 2009. This proposed amendment will not affect these shares.

The Board of Directors considers the proposed increase in the number of authorized shares desirable because it would give the Board greater flexibility and provide sufficient shares available for issuance if needed to augment our capital base or for other general corporate purposes.

If our shareholders approve the amendment, it will become effective upon the filing of a Certificate of Amendment to the Restated Articles of Incorporation with the Department of Energy, Labor & Economic Growth of the State of Michigan, which we expect to occur promptly following the Annual Meeting.

Purpose of the Amendment

The purpose of this proposed increase in authorized common stock is to make available additional shares of common stock for issuance for business and finance purposes in the future. Given the prevailing, uncertain economic conditions, we may desire to issue common stock from time to time in the future to raise additional capital necessary to support our growth or provide a stronger capital base. Increasing the authorized number of shares of common stock will provide the Company with greater flexibility and will allow the issuance of additional shares of common stock without further shareholder approval, subject to applicable law. The potential uses of the additional authorized shares of common stock may include:

•	corporate transactions, such as stock splits or stock dividends;

•	financing transactions, such as public or private offerings of common stock or convertible securities;

•	debt or equity restructuring or refinancing transactions;

•	acquisitions;

•	our stock incentive plans; and

•	other corporate purposes that have not yet been identified.

At present, the Board of Directors has no immediate or specific plans to issue the additional shares of common stock, nor does it intend to issue any shares except on terms which it deems to be in the best interest of the Company and its shareholders. In addition, there are no current commitments, arrangements, understandings, or agreements, either oral or written, concerning the issuance of common stock subsequent to the requested increase in the number of available authorized shares.

Effect of the Amendment

The additional shares of common stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding shares of common stock. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of currently outstanding common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of common stock. Under our Amended and Restated Articles of Incorporation, our shareholders do not have preemptive rights with respect to our common stock. Thus, if our Board of Directors elects to issue additional shares of our common stock, existing holders of our common stock would not have any preferential rights to purchase such shares.

The additional shares of common stock that would become available for issuance if this amendment is adopted could also be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Company. For example, without further shareholder approval, the Board of Directors could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. Although this amendment to increase the authorized common stock has been prompted by the business and financial considerations described above and not by the threat of any hostile takeover attempt (nor is the Board of Directors currently aware of any such attempts directed at us), shareholders should be aware that approval of this amendment could facilitate future efforts by us to deter or prevent changes in control.

Under the Michigan Business Corporation Act, our shareholders are not entitled to dissenter’s rights with respect to the amendment of the Amended and Restated Articles of Incorporation to increase the authorized shares of common stock.

The affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company is required for the approval of this proposed amendment. Both abstentions and broker non-votes will have the effect of a negative vote. Unless otherwise directed by a shareholder’s proxy, the persons named as proxy voters in the accompanying proxy will vote FOR this amendment.

The Board of Directors recommends a vote FOR this proposal to amend the Company’s Amended and Restated Articles of Incorporation to increase the number of shares of authorized common stock.

PROPOSAL SUBMITTED FOR YOUR VOTE —
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Set forth under “Executive Compensation” below is our Compensation Discussion and Analysis that describes, among other things, our executive compensation policies and practices. The compensation discussion also summarizes certain executive compensation restrictions and requirements applicable to us as a result of our sale of preferred stock to the U.S. Treasury in December of 2008. One of those requirements is that our shareholders be given the opportunity to express their approval of the compensation of our executives, as disclosed in this Proxy Statement. Under the federal legislation that requires this vote, the shareholder vote is not binding on our Board and may not be construed as overruling any decision made by our Board. However, the Compensation Committee of our Board will take the outcome of this vote into consideration when making future executive compensation decisions.

Therefore, at the Annual Meeting of Shareholders, our shareholders will be given the opportunity to vote on an advisory (non-binding) resolution to approve the compensation of our executives. This vote proposal is commonly known as a “say-on-pay” proposal and gives our shareholders the opportunity to endorse or not endorse our executive pay program. You are encouraged to read the full details of our executive compensation program, including our primary objectives in setting executive pay, under “Executive Compensation” below.

The shareholders will be asked to approve the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of Independent Bank Corporation approve the compensation of the Company’s executives, as described in the “Executive Compensation” section of the Company’s 2009 Proxy Statement.

This is an advisory vote only and neither the Company nor its Board of Directors will be bound to take action based upon the outcome of this vote. The Compensation Committee of our Board will consider the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends a vote FOR this proposal to approve the resolution approving the compensation of our executives.

SHAREHOLDER RETURN PERFORMANCE GRAPH

Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on our common stock (based on the last reported sales price of the respective year) with the cumulative total return of the Nasdaq Stock Market Index (United States stocks, only) and the Nasdaq Bank Stocks Index for the five-year period ended December 31, 2008. The following information is based on an investment of $100 on January 1, 2004, in our common stock, the Nasdaq Stock Market Index and the Nasdaq Bank Stocks Index, with dividends reinvested.

	January 1,	December 31,	December 31,	December 31,	December 31,	December 31,
	2004	2004	2005	2006	2007	2008
Independent Bank Corporation	$100.00	$107.13	$105.34	$105.88	$42.19	$9.92
Nasdaq Stock Market	100.00	108.84	111.16	122.11	132.42	63.80
Nasdaq Bank Stocks	100.00	114.44	111.80	125.47	99.45	72.51

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and Objectives

The primary objectives of our executive compensation program are to (1) attract and retain talented executives, (2) motivate and reward executives for achieving our business goals, (3) align our executives’ incentives with our strategies and goals, as well as the creation of shareholder value, and (4) provide competitive compensation at a reasonable cost. Consequently, our executive compensation plans are designed to achieve these objectives.

As described in more detail below, our executive compensation program has three primary components: base salary; an annual cash incentive bonus; and long-term incentive compensation that is payable in cash, stock options and stock grant awards. The Compensation Committee of our Board has not established policies or guidelines with respect to the specific mix or allocation of total compensation among base salary, annual incentive bonuses, and long-term compensation. However, as part of our long-standing “pay-for-performance” compensation philosophy, we typically set the base salaries of our executives somewhat below market median base salaries in return for above market median incentive opportunities. We believe that this approach has served the Company well over the years. Combined, our five Named Executives have served the Company for a total of 79 years.

The Compensation Committee of the Board has utilized the services of third-party consultants from time to time to assist in the design of our executive compensation programs and render advice on compensation matters generally. In 2006, the Compensation Committee engaged the services of Mercer Human Resource Consulting (“Mercer”) to review our executive compensation programs. As part of those services, Mercer (1) reviewed our existing compensation strategies and plans, (2) conducted a study of peer group compensation, including the competitiveness and effectiveness of each element of our compensation program, as well as our historical performance relative to that peer group, and (3) recommended changes to our compensation program, including those directly applicable to our executive officers. The Committee retained Mercer again in 2008 to re-evaluate the Company’s executive compensation program and to assist the Committee in evaluating its effectiveness and competitiveness as well as the relationship between pay and performance over the prior one and three-year periods.

Restrictions on Executive Compensation Under Federal Law

On December 12, 2008, the Company sold $72 million of its preferred stock and warrants to the U.S. Treasury under the Capital Purchase Program of the Troubled Asset Relief Program (“TARP”). Participants in TARP are subject to a number of limitations and restrictions on executive compensation, including certain provisions of the recently enacted American Recovery and Reinvestment Act of 2009 (“ARRA”). Under the ARRA, the Department of Treasury is required to establish standards regarding executive compensation relative to the requirements listed below. We expect that these standards will result in the clarification of some of the restrictions and conditions on executive compensation. The substance of this Compensation Discussion and Analysis is based upon the existing guidance issued by the Treasury Department as well as our current understanding of the substance of ARRA.

As a general matter, and subject to the promulgation of the above-referenced standards, until such time that the Company is no longer a TARP participant, we will be subject to the following requirements, among others, for 2009:

•	Our incentive compensation program may not include incentives for our Named Executives (defined below) to take unnecessary and excessive risks that threaten the value of the Company;

•	The Company is entitled to recover any bonus, retention award, or incentive compensation paid to any of its 25 most highly compensated employees based upon statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate;

•	The Company is prohibited from making any golden parachute payments to any of its 10 most highly compensated employees;

•	Our compensation program may not encourage the manipulation of reported earnings to enhance the compensation of our employees;

•	The Company may not pay or accrue any bonus, retention award, or incentive compensation to any of our Named Executives, other than payments made in the form of restricted stock, subject to the further condition that any such awards may not vest while the Company is a participant in TARP and that any award not have a value greater than one-third of the Named Executives total annual compensation; and

•	Our shareholders must be given the opportunity to vote on an advisory (non-binding) resolution at the Annual Meeting to approve the compensation of our executives.

The foregoing discussion is intended to provide a background and context for the information that follows regarding our existing compensation programs to those persons who served as our executive officers during 2008 and to assist in understanding the information included in the executive compensation tables included below in our proxy statement.

Components of Compensation

The principal components of compensation we pay to our executives consist of the following:

•	Base Salary;

•	Annual Cash Incentive; and

•	Long-Term Incentive Compensation, generally payable in the form of a combination of cash, stock options and restricted stock.

Base Salary

Base salaries are established each year for our executive officers. None of our executive officers has a separate employment agreement. In determining base salaries, we consider a variety of factors. Peer group compensation is a primary factor, but additional factors include an individual’s performance, experience, expertise, and tenure with the Company. The executive compensation review conducted by Mercer, including its most recent evaluation, revealed that the base salaries of most of our executives are at or below competitive rates and market median levels.

Each year the Compensation Committee recommends the base salary for our President and CEO for consideration and approval by the full Board. For purposes of setting Mr. Magee’s base salary of $382,000 for 2008, the Compensation Committee considered the results of the Mercer survey and recommendations, including compensation data from banking institutions of similar size in the Midwest, as well as Mr. Magee’s contributions during the preceding year. For 2009, the Committee approved management’s recommendation to freeze the base salary levels of all of our executive officers, including Mr. Magee.

The base salaries of other executive officers are established by our President and CEO. In setting base salaries, our President and CEO considers peer group compensation, as well as the individual performance of each respective executive officer. For the reasons noted above, the base salaries of our other Named Executives for 2009 remain unchanged from 2008 and are as follows: Mr. Shuster — $230,000; Mr. Reglin — $226,000; Mr. Kessel — $226,000; and Ms. Kimball — $226,000.

Annual Cash Incentives

Annual cash incentives are paid under the terms of our Management Incentive Compensation Plan. This Plan sets forth performance incentives that are designed to provide for annual cash awards that are payable if we meet or exceed the annual performance objectives established by our Board of Directors. Under this Plan, our Board establishes annual performance levels as follows: (1) threshold represents the performance level of what must be achieved before any incentive awards are payable; (2) target performance is defined as a desired level of performance in view of all relevant factors, as described in more detail below; and (3) the maximum represents that which reflects outstanding performance. As noted above, target performance under this Plan is intended to provide for aggregate annual cash compensation (salary and bonus) that approximates peer level compensation.

Threshold performance would result in earning 50 percent of the target incentive, target would be 100 percent, and maximum would be 200 percent, with compensation prorated between these award levels. Target incentive is defined as 65 percent of base salary for our CEO and 50 percent of base salary for our other Named Executives. For 2008, 70 percent of the performance goal was based upon Company performance criteria while 30 percent was based upon predetermined individual goals. With respect to Company performance for 2008, 75 percent of the performance criteria was based upon after-tax earnings per share (EPS) and 25 percent was based upon corporate asset quality (non-performing assets as a percentage of total assets).

The following is an example of how our annual incentive plan operated for 2008. If the Company achieved targeted performance for the EPS goal and threshold performance for asset quality, and assuming (a) a base salary of $200,000, (b) target incentive of 50 percent of base salary, and (c) the achievement of targeted individual performance, the annual bonus would be computed as follows:

				Performance
Target Bonus		Criteria		Achieved

$100,000	x	EPS (.7 x 75%)	x	1.0	=	$52,500
$100,000	x	Asset Quality (.7 x 25%)	x	.5	=	8,750
$100,000	x	Individual Performance (.3)	x	1.0	=	30,000

						$91,250

Under the terms of the plan, participants may earn a bonus based upon individual performance relative to targeted performance, irrespective of whether the Company achieves its performance targets. Based upon the Company’s financial performance for 2008, no bonuses were earned by any of the Named Executives under the Company’s performance criteria. The Company’s 2008 earnings per share and asset quality were below the threshold levels of $1.05 and 1.5 percent, respectively. While the Named Executives did qualify to be paid relatively modest amounts for individual performance in 2008, the Committee approved management’s recommendation that no bonuses be paid for the achievement of these individual performance goals in 2008.

For 2009, 75 percent of the performance goal is based upon Company performance, while 25 percent is based upon predetermined individual goals. Given the significance of the changes in the financial markets and the national and local economies, and their impact on the Company, the Committee elected to change the corporate performance standards for 2009 based upon the Company’s success in after-tax EPS, its success in reducing its loan loss provision and success in growing core deposits. Each of the factors are weighted 25 percent. For 2009, the performance goals for the Company are as follows:

	EPS	Loan Loss Provision	Core Deposits

Threshold	$0.00	$51 million	$1.9 billion
Target	0.30	45 million	2.0 billion
Maximum	1.00	16 million	2.2 billion

Following the recent adoption of the ARRA, discussed above, we currently understand that none of the Named Executives will be eligible to receive any payments under our annual Management Incentive Compensation Plan for performance in 2009. Annually, the Committee is to set these performance goals not later than the 60th day of each year. The awards are paid in full following certification of the Company’s financial results for the performance period.

Long-Term Incentive Program

Following the Committee’s and Board’s review and analysis of Mercer report, effective January 1, 2007, the Board adopted a long-term incentive program that includes three separate components: stock options, restricted stock, and long-term cash, each of which comprise one-third of the total long-term incentive grant each year. The target value of the cumulative amount of these awards is set at 100 percent of our CEO’s salary and 50 percent for each of our other Named Executives. Because the first possible payout under the cash portion of the long-term program cannot be made until 2010 (the year after the first three-year performance period), the Committee elected to grant stock options and restricted stock having a value equal to the aggregate target bonuses under the long-term incentive program for both 2007 and 2008. For 2009, and as explained in more detail below, the Committee authorized only the grant of stock options under this program at a target value well below two-thirds of the target bonus.

Cash Incentive Elements.  The Committee adopted performance goals for the cash portion of this long-term incentive program, based upon the Company’s three-year total shareholder return (TSR). TSR is determined by dividing the sum of our stock price appreciation and dividends by our stock price at the beginning of the performance period. The first performance period is the three year period beginning January 1, 2007. For purposes of determining achievement, the Company’s TSR is measured against the NASDAQ Bank Index median TSR over the same period. The Committee established the three target levels of performance, with threshold at the 50th percentile, target at the 70th percentile and maximum at the 90th percentile.

Equity-Based Incentive Element.  The other two-thirds of the program are made up of stock options and shares of restricted stock, each of which are awarded under the terms of our Long-Term Incentive Plan. These awards are recommended by the Committee, and approved by the Board, at the Board’s first meeting in each calendar year and after the announcement of our earnings for the immediately preceding year. Under this Plan, the Committee has the authority to grant a wide variety of stock-based awards. The exercise price of options granted under this Plan may not be less than the fair market value of our common stock at the date of grant; options are restricted as to transferability and generally expire ten years after the date of grant. The Plan is intended to assist our executive officers in the achievement of our share ownership guidelines. Under these guidelines (1) our CEO is expected to own Company stock having a market value equal to twice his base salary, (2) our executive vice presidents are to own stock having a market value of not less than 125 percent of their respective base salaries, and (3) our senior vice presidents are to own stock having a market value of not less than 50 percent of their respective base salaries. Not more than 75 percent of the shares held by an executive in our ESOP may count toward the achievement of these guidelines, and only “in the money” stock options granted after January 1, 2004, count as well.

These guidelines apply ratably over a five-year period commencing January 1, 2004, or the date of hire or promotion to one of these positions.

The value of the options that make up one-third of our long-term incentive program are measured under Statement of Financial Accounting Standards (SFAS) No. 123R and vest ratably over three years. The value of the shares of the restricted stock that make up the final one-third of our long-term incentive program is based upon the grant date value of the shares of our common stock. These shares do not vest until the fifth anniversary of the grant date.

Due to the limited number of shares available for issuance under the terms of our Long-Term Incentive Plan, the Committee elected to grant the entire amount of the equity portion of the long-term incentive program in the form of restricted shares of common stock for 2008. The value of the shares of restricted stock, based upon the grant date values, equaled 100 percent of our CEO’s base compensation and 50 percent of the base compensation of each of our other Named Executives. As of the time of the annual grant for equity-based awards under the Plan in 2009, there remained approximately 300,000 shares available for grant under the Plan. Due to the limited number of remaining shares available for award, and due to the fact that the Committee utilized restricted stock awards exclusively in 2008, the Committee approved the grant of options covering a total of 299,987 shares for 2009, which were allocated among participants in accordance with their respective target bonuses under the Long-Term Incentive Program.

Severance and Change in Control Payments

The Company has in place Management Continuity agreements for each of our executive officers. These agreements provide severance benefits if an individual’s employment is terminated within 36 months after a change in control or within six months before a change in control and if the individual’s employment is terminated or constructively terminated in contemplation of a change in control for three years thereafter. For purposes of these agreements, a “change in control” is defined to mean any occurrence reportable as such in a proxy statement under applicable rules of the Securities and Exchange Commission, and would include, without limitation, the acquisition of beneficial ownership of 20 percent or more of our voting securities by any person, certain extraordinary changes in the composition of our Board of Directors, or a merger or consolidation in which we are not the surviving entity, or our sale or liquidation.

Severance benefits are not payable if an individual’s employment is terminated for cause, employment terminates due to an individual’s death or disability, or the individual resigns without “good reason.” An individual may resign with “good reason” after a change in control and receive his or her severance benefits if an individual’s salary or bonus is reduced, his or her duties and responsibilities are inconsistent with his or her prior position, or there is a material, adverse change in the terms or conditions of the individual’s employment. The agreements are for self-renewing terms of three years unless we elect not to renew the agreement. The agreements are automatically extended for a three-year term from the date of a change in control. These agreements provide for a severance benefit in a lump sum payment equal to 18 months to three years’ salary and bonus and a continuation of benefits’ coverage for 18 months to three years. These benefits are limited, however, to one dollar less than three times an executive’s “base amount” compensation as defined in Section 280G of the Internal Revenue Code of 1986, as amended.

Other Benefits

We believe that other components of our compensation program, which are generally provided to other full-time employees, are an important factor in attracting and retaining highly qualified personnel. Executive officers are eligible to participate in all of our employee benefit plans, such as medical, group life and accidental death and dismemberment insurance and our 401(k) Plan, and each case on the same basis as other employees. We also maintain an ESOP that provides substantially all full-time employees with an equity interest in our Company. Contributions to the ESOP are determined annually and are subject to the approval of our Board of Directors. Contributions for the year ended December 31, 2008, were equal to 3 percent of the eligible wages for each of the approximately 1,100 participants in the ESOP, including each of our executive officers.

Perquisites

Our Board of Directors and Compensation Committee regularly reviews the perquisites offered to our executive officers. The Committee believes that the cost of such perquisites is relatively minimal. Specific perquisites generally made available to our executive officers are:

•	A country or social club membership; and

•	Personal use of a Company automobile.

Summary Compensation Table — 2008

The following table shows certain information regarding the compensation for our Chief Executive Officer, Chief Financial Officer, and the three most highly compensated executive officers other than our CEO and CFO (the “Named Executives”).

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
Name and Principal Position	Year	Salary(1)	Bonus	Awards(2)	Awards(2)	Compensation	Compensation(3)	Totals

Michael M. Magee	2008	$382,000	$—	$102,105	$58,444	$—	$35,904	$578,453
President and Chief	2007	350,000	—	24,041	40,005	51,186	21,878	487,110
Executive Officer	2006	310,000	—	—	—	—	22,865	332,865
Robert N. Shuster	2008	230,000	—	32,088	18,368	—	24,318	304,774
Executive Vice President	2007	220,000	—	7,555	12,573	39,600	21,051	300,779
and Chief Financial	2006	215,000	—	—	—	—	18,895	233,895
Officer
David C. Reglin	2008	226,000	—	32,088	18,368	—	27,415	303,871
Executive Vice President -	2007	220,000	—	7,555	12,573	33,000	24,017	297,145
Retail Banking	2006	215,000	—	—	—	—	22,405	237,405
Stefanie M. Kimball(4)	2008	226,000	—	29,171	16,697	—	16,558	288,426
Executive Vice President -	2007	130,769	—	6,867	11,429	25,000	3,399	177,464
Chief Lending Officer	2006	—	—	—	—	—	—	—
William B. Kessel	2008	226,000	—	31,360	17,951	—	27,431	302,742
Executive Vice President -	2007	215,000	—	7,383	12,287	32,500	25,494	292,664
Chief Operations Officer	2006	195,000	—	—	—	—	16,474	211,474

(1)	Includes elective deferrals by employees pursuant to Section 401(k) of the Internal Revenue Service Code and elective deferrals pursuant to a non-qualified deferred compensation plan.

(2)	Amounts set forth in the stock award and option award columns represent the amounts recognized as compensation expense in 2008 for financial reporting purposes with respect to stock awards and options in accordance with SFAS No. 123R except that the amounts do not reflect a reduction for estimated forfeitures. The assumptions used in calculating these amounts are set forth in Note 15, in the Company’s consolidated financial statements for the year ended December 31, 2008, included in our Annual Report on Form 10-K. The grant date fair value of restricted stock awards granted during 2008 is included in the Grants of Plan Based Awards table below.

(3)	Amounts include our contributions to the ESOP (subject to certain age and service requirements, all employees are eligible to participate in the plan), matching contributions to qualified defined contribution plans, IRS determined personal use of company owned automobiles, country club and other social club dues and restricted stock dividends.

(4)	Ms. Kimball began employment with us on April 25, 2007.

Grants of Plan-Based Awards — 2008

This table sets forth information on equity awards granted by the Company to the Named Executives during 2008 under our Long-Term Incentive Plan and the possible payouts to the Named Executives under the Management Incentive Compensation Plan (our annual Cash Bonus Plan) for 2008. The Compensation Discussion and Analysis provides further details on these awards under the Long-Term Incentive Plan, and the Summary Compensation Table sets forth the amounts earned in 2008 under the Management Incentive Compensation Plan.

									All Other	All Other
									Stock	Option
			Estimated Possible Payouts			Estimated Future Payouts			Awards:	Awards:	Exercise or	Grant Date
			Under Non-Equity			Under Equity			Number	Number of	Base Price	Fair Value
			Incentive Plan Awards			Incentive Plan Awards			of Shares	Securities	of Option	of Stock
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock	Underlying	Awards	and Option
Name	Date		$	$	$	$	$	$	or Units(3)	Options	($/Sh)	Awards($)(4)

Michael M. Magee	01/15/08								45,871			349,996
		(1)	113,750	227,500	455,000
		(2)	58,333	116,667	233,334
Robert N. Shuster	01/15/08								14,416			109,994
		(1)	55,000	110,000	220,000
		(2)	18,333	36,667	73,333
David C. Reglin	01/15/08								14,416			109,994
		(1)	55,000	110,000	220,000
		(2)	18,333	36,667	73,333
Stefanie M. Kimball	01/15/08								13,106			99,999
		(1)	50,000	100,000	200,000
		(2)	16,667	33,333	66,667
William B. Kessel	01/15/08								14,089			107,499
		(1)	53,750	107,500	215,000
		(2)	17,917	35,833	71,667

(1)	Represents potential payouts pursuant to the Management Incentive Compensation Plan which are based on achievement of certain Company and individual performance goals. The actual cash bonus paid with respect to any year may range from zero to two times the target bonus based on the achievement of predetermined goals.

(2)	Represents awards granted under our Long Term Incentive program. The referenced payouts are dependent upon our three-year total shareholder return (“TSR”) as described in our Compensation Discussion and Analysis above for the period ending December 31, 2010, relative to the NASDAQ Bank Index median TSR over the same period.

(3)	Represent restricted shares of common stock that are subject to cliff vesting in five years.

(4)	Grant date values are computed in accordance with SFAS No. 123R.

As discussed in our Compensation Discussion & Analysis above, the primary components of our executive compensation program are base salary, an annual cash incentive bonus, and long-term incentive compensation.

As shown in the Summary Compensation Table above, each Named Executive’s base salary constitutes the majority of his or her respective compensation for 2008, 2007 and 2006. This is due to the fact that no annual bonus was paid in 2006 or 2008 under the Management Incentive Compensation Plan and bonuses earned under that plan for 2007 were attributable to the achievement of certain individual performance goals. Effective January 1, 2007, our Management Incentive Compensation Plan was modified to permit our executives to earn relatively modest bonuses based upon individual achievement, irrespective of whether the Company achieved its financial performance targets.

Outstanding Equity Awards at Fiscal Year-End

This table shows the option and restricted stock awards that were outstanding as of December 31, 2008. The table shows both exercisable and unexercisable options, as well as shares of restricted stock that have not yet vested, all of which were granted under our Long-Term Incentive Plan.

		Option Awards				Stock Awards
		Number of Securities				Number of Shares	Market Value of
		Underlying				or Units of Stock	Shares or Units of
	Grant	Unexercised Options		Option	Option	That Have	Stock That Have
Name	Date	Exercisable	Unexercisable(1)	Exercise Price	Expiration Date	Not Vested(2)	Not Vested(3)

Michael M. Magee	01/21/01	10,219	—	9.79	01/21/11
	01/21/02	7,087	—	14.11	01/21/12
	01/18/03	5,706	—	17.52	01/18/13
	01/24/04	11,147	—	25.81	01/24/14
	04/23/04	2,756	—	23.69	04/23/14
	01/28/05	10,923	—	27.31	01/28/15
	04/26/05	2,756	—	25.02	04/26/15
	11/15/05	2,625	—	26.97	11/15/15
	12/15/05	23,834	—	26.76	12/15/15
	04/24/07	15,569	31,137	16.69	04/24/17	10,485	22,648
	01/16/08					45,871	99,081
Robert N. Shuster	04/17/01	4,765	—	9.97	04/17/11
	01/21/02	7,086	—	14.11	01/21/12
	01/18/03	8,470	—	17.52	01/18/13
	04/17/03	3,032	—	17.43	04/17/13
	10/28/03	4,427	—	25.85	04/16/12
	01/24/04	9,660	—	25.81	01/24/14
	04/23/04	2,756	—	23.69	04/23/14
	05/11/04	1,686	—	22.13	04/20/10
	01/28/05	8,475	—	27.31	01/28/15
	02/09/05	1,897	—	27.66	01/21/11
	04/26/05	2,756	—	25.02	04/26/15
	11/15/05	2,625	—	26.97	11/15/15
	12/15/05	12,708	—	26.76	12/15/15
	04/24/07	4,893	9,786	16.69	04/24/17	3,295	7,117
	01/16/08					14,416	31,139
David C. Reglin	01/21/01	9,298	—	9.79	01/21/11
	04/17/01	6,047	—	9.97	04/17/11
	05/21/01	3,267	—	11.97	01/18/10
	01/21/02	9,988	—	14.11	01/21/12
	04/16/02	6,045	—	15.44	04/16/12
	01/18/03	10,068	—	17.52	01/18/13
	04/17/03	3,032	—	17.43	04/17/13
	01/24/04	9,660	—	25.81	01/24/14
	04/23/04	2,756	—	23.69	04/23/14
	01/28/05	8,655	—	27.31	01/28/15
	04/26/05	2,756	—	25.02	04/26/15
	11/15/05	2,625	—	26.97	11/15/15
	12/15/05	12,961	—	26.76	12/15/15
	04/24/07	4,893	9,786	16.69	04/24/17	3,295	7,117
	01/16/08					14,416	31,139
Stefanie M. Kimball	04/24/07	4,448	8,896	16.69	04/24/17	2,995	6,469
	01/16/08					13,106	28,309

		Option Awards				Stock Awards
		Number of Securities				Number of Shares	Market Value of
		Underlying				or Units of Stock	Shares or Units of
	Grant	Unexercised Options		Option	Option	That Have	Stock That Have
Name	Date	Exercisable	Unexercisable(1)	Exercise Price	Expiration Date	Not Vested(2)	Not Vested(3)

William B. Kessel	04/16/02	6,045	—	15.44	04/16/12
	04/17/03	3,032	—	17.43	04/17/13
	04/23/04	2,756	—	23.69	04/23/14
	01/28/05	4,654	—	27.31	01/28/15
	04/26/05	2,756	—	25.02	04/26/15
	11/15/05	2,625	—	26.97	11/15/15
	12/15/05	10,748	—	26.76	12/15/15
	04/24/07	4,782	9,563	16.69	04/24/17	3,220	6,955
	01/16/08					14,089	30,432

(1)	Options granted on April 24, 2007 vest ratably over the three-year period beginning April 24, 2008.

(2)	The shares of restricted stock are subject to risks of forfeiture until they vest, in full, on the fifth anniversary of the grant date.

(3)	The market value of the shares of restricted stock that have not vested is based on the closing price of our common stock as of December 31, 2008.

Option Exercises and Stock Vested — 2008

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
Name	on Exercise	on Exercise	on Vesting	on Vesting
Michael M. Magee	—	—	—	—
Robert N. Shuster	—	—	—	—
David C. Reglin	—	—	—	—
Stefanie M. Kimball	—	—	—	—
William B. Kessel	—	—	—	—

None of our Named Executives exercised any options during 2008, nor were any restricted stock awards vested during 2008.

Nonqualified Deferred Compensation

The table below provides certain information relating to each defined contribution plan that provides for the deferral of compensation on a basis that is not tax qualified.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance
Name	Last FY(1)	Last FY	Last FY	Distributions	at Last FYE
Michael M. Magee	$26,000	—	$(47,562)	—	$21,987
Robert N. Shuster	13,000	—	(17,251)	—	55,482
David C. Reglin	—	—	—	—	—
Stefanie M. Kimball	—	—	—	—	—
William B. Kessel	—	—	—	—	—
Edward B. Swanson	—	—	—	—	—

(1)	Amounts reported as Executive Contributions are also included in the respective salary amounts on the Summary Compensation Table for 2008.

Certain of our officers, including the Named Executives, can contribute, on a tax deferred basis, up to 80% of his or her base salary and 100% of his or her annual cash bonus into our executive non-qualified excess plan. The Company makes no contributions to this plan and contributions by participants may be directed into various investment options as selected by each participant. Earnings on the investments accrue to the participants on a tax deferred basis. Participants can withdraw balances from their accounts in accordance with plan provisions.

Other Potential Post-Employment Payments

	(1)	(2)
	Estimated Liability	Payment Limitation
	for Severance	Based on IRS
	Payments & Benefit	Section 280G
	Amounts Under	Limitation on
Executive Name	Continuity Agreements	Severance Amounts
Michael M. Magee	$1,268,872	$1,466,500
Robert N. Shuster	799,378	708,044
David C. Reglin	784,378	722,987
Stefanie M. Kimball	760,718	644,353
William B. Kessel	778,663	758,833

(1)	The Corporation has entered into Management Continuity Agreements with each of the above Named Executives that provide for defined severance compensation and other benefits if they are terminated following a change of control of the Company. The Agreements provide for a lump sum payout of the severance compensation and a continuation of certain health and medical insurance related benefits for a period of three years. For further detailed information, see the section titled “Severance and Change in Control Payments” included as part of the Compensation Discussion and Analysis in this Proxy Statement.

(2)	The total amounts which may be due under the Management Continuity Agreements are subject to and limited by Internal Revenue Service Code Section 280G. This column indicates the estimated payout based on IRS limitations.

COMPENSATION OF DIRECTORS

For 2008, the annual retainer paid to our nonemployee directors was $45,000. We also paid an annual retainer of $12,000 to the nonemployee directors of our bank subsidiary. For 2009, in response to the prevailing, uncertain economic conditions, the Board reduced both retainers by ten percent. Half of the combined retainer is paid in cash and the other half is paid under the Purchase Plan described below until that director achieves the required share ownership under our share ownership guidelines. Once a director has achieved the requisite level of share ownership under those guidelines, each director then has a choice of receiving his or her director compensation in cash or deferred share units under our Purchase Plan, at his or her discretion. In addition each non-employee director is paid an additional retainer of $12,000 for service as director of our bank subsidiary. The Board approved the payment of additional retainers of $5,000, $3,000, and $2,000 to the Chairpersons of the Board’s audit committee, compensation committee, and nominating and corporate governance committee, respectively.

Pursuant to our Long-Term Incentive Plan, the compensation committee may grant options to purchase shares of Independent Bank Corporation common stock to each Non-employee Director. No such stock options were granted during 2008, 2007 and 2006.

We maintain a Deferred Compensation and Stock Purchase Plan for Non-employee Directors (the “Purchase Plan”). The Purchase Plan provides that Non-employee Directors may defer payment of all or a part of their director fees (“Fees”) or receive shares of common stock in lieu of cash payment of Fees. Under the Purchase Plan, each Non-employee Director may elect to participate in a Current Stock Purchase Account, a Deferred Cash Investment Account or a Deferred Stock Account.

A Current Stock Purchase Account is credited with shares of Independent Bank Corporation common stock having a fair market value equal to the Fees otherwise payable. A Deferred Cash Investment Account is credited with an amount equal to the Fees deferred and on each quarterly credit date with an appreciation factor that may not exceed the prime rate of interest charged by Independent Bank. A Deferred Stock Account is credited with the amount of Fees deferred and converted into stock units based on the fair market value of our common stock at the time of the deferral. Amounts in the Deferred Stock Account are credited with cash dividends and other distributions on our common stock. Fees credited to a Deferred Cash Investment Account or a Deferred Stock Account are deferred for income tax purposes. The Purchase Plan does not provide for distributions of amounts deferred prior to a participant’s termination as a Non-employee Director. Participants may generally elect either a lump sum or installment distributions.

Director Compensation — 2008

				Aggregate
				Stock Options
	Fees Earned or	Option		Held
Name	Paid in Cash	Awards(1)	Totals	as of 12/31/08
Donna J. Banks	$57,000	$—	$57,000	3,874
Jeffrey A. Bratsburg	57,000	—	57,000	54,671
Stephen L. Gulis, Jr.(2)	62,000	—	62,000	7,703
Terry L. Haske	57,000	—	57,000	40,133
Robert L. Hetzler(3)	59,500	—	59,500	40,133
Clarke B. Maxson	57,000	—	57,000	—
James E. McCarty(4)	60,000	—	60,000	15,451
Charles A. Palmer(5)	59,000	—	59,000	40,133
Charles C. VanLoan(3)	59,500	—	59,500	3,032

Totals	$528,000	$—	$528,000	205,130

(1)	No stock options were awarded to the Board of Directors during 2008, 2007 or 2006. No amounts were recognized as compensation expense in 2008 for financial reporting purposes with respect to stock options granted to directors in accordance with SFAS No. 123R.

(2)	Includes additional retainer for service as chairperson of the audit committee.

(3)	Includes fees received for attendance at Mepco Finance Corporation board meetings during 2008.

(4)	Includes additional retainer for service as chairperson of the compensation committee.

(5)	Includes additional retainer for service as chairperson of the nominating and corporate governance committee.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The primary purpose of the compensation committee of the Board of Directors of the Company is to assist the Board in discharging its responsibilities related to compensation of the Company’s executives. The compensation committee’s function is more fully described in its charter, which the Board has adopted and is available on the Company’s website. The compensation committee reviews its Charter on an annual basis, recommending changes to the Board when and as appropriate. The compensation committee is comprised of four members, each of whom the Board has determined meets the appropriate independence tests for compensation committee members under the NASDAQ listing standards.

Pursuant to a meeting of the compensation committee held on March x, 2009, the Compensation Committee reports that it has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on the review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement relating to our 2009 Annual Meeting of Shareholders.

In addition, the compensation committee certifies that it has reviewed with the senior risk officers the Named Executives’ incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage the Named Executives to take unnecessary and excessive risks that threaten the value of the Company.
James E. McCarty       Stephen L. Gulis, Jr.

Donna J. Banks       Jeffrey A. Bratsburg

TRANSACTIONS INVOLVING MANAGEMENT

Our Board of Directors and executive officers and their associates were customers of, and had transactions with, our bank subsidiary in the ordinary course of business during 2008. All loans and commitments included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve an unusual risk of collectability or present other unfavorable features. Such loans totaled $776,000 at December 31, 2008, equal to 0.4% of shareholders’ equity.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16 of the Securities Exchange Act of 1934, our directors and executive officers, as well as any person holding more than 10% of our common stock, are required to report initial statements of ownership of our securities and changes in such ownership to the Securities and Exchange Commission. Based solely upon written representations by each Director and Executive Officer and our review of those reports furnished to us, all of the required reports were timely filed by such persons during 2008, except as follows: Mr. Magee, a Director and our CEO was late in filing two reports covering two transactions which related to the crediting of common stock units in a deferred compensation plan and Mr. Shuster, our chief financial officer, was late in filing one report covering one transaction relating to the purchase of common stock by one of his dependent children.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Shareholders wishing to submit proposals on matters appropriate for shareholder action to be presented at our 2010 Annual Meeting of Shareholders may do so in accordance with Rule 14a-8 of the Securities Exchange Act of 1934. For such proposals to be included in our proxy materials relating to our 2010 Annual Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by us at our principal executive offices at 230 West Main Street, Ionia, Michigan 48846, no later than November xx, 2009.

For any proposal that is not submitted for inclusion in next year’s Proxy Statement, but is instead sought to be presented directly at the 2010 Annual Meeting, SEC rules permit management to vote proxies at its discretion if we (1) receive notice of the proposal before the close of business on February xx, 2010, and advise shareholders in the 2010 Proxy Statement about the nature of the matter and how management intends to vote on such matter, or (2) do not receive notice of the proposal prior to the close of business on February xx, 2010. Notices of intention to present proposals at the 2010 Annual Meeting should be addressed to our Corporate Secretary, at our principal offices listed above.

As of March 2x, 2009, no proposals from any shareholder to be presented at the 2009 Annual Meeting have been received by us.

Under our Bylaws, no business may be brought before an annual shareholder meeting unless it is specified in the notice of the meeting and included in the Company’s proxy materials, or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered written notice to us (containing certain information specified in the Bylaws about the shareholder and the proposed action) not less than thirty (30) days prior to the originally scheduled Annual Meeting of Shareholders. If less than forty (40) days notice is given by the Company, then notice must be received within ten (10) days after the date we mail or otherwise give notice of the date of the Annual Meeting of Shareholders.

GENERAL

The cost of soliciting proxies will be borne by us.  In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, telegraph or in person. We have retained the services of The Altman Group to deliver proxy materials to brokers, nominees, fiduciaries and other custodians for distribution to beneficial owners, as well as solicit proxies from these institutions. The cost of such services is expected to total approximately $5,000, plus reasonable out of pocket expenses.

As of the date of this proxy statement, Management knows of no other matters to be brought before the meeting. However, if further business is presented by others, the proxy holders will act in accordance with their best judgment.

By order of our Board of Directors,

Robert N. Shuster
Secretary

Dated: March 2x, 2009

Independent Bank Corporation
P.O. Box 491, 230 West Main Street
Ionia, Michigan 48846
616-527-9450

ANNUAL MEETING OF SHAREHOLDERS OF
INDEPENDENT BANK CORPORATION
April  28, 2008
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting , proxy statement and proxy card
are available at http://www.snl.com/irweblinkx/docs.aspx?iid=100319
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â     Please detach along perforated line and mail in the envelope provided.     â

2 0 3 3 0 3 0 0 0 0 0 0 0 0 0 0 0 0 0 0 3	0 4 2 8 0 9

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4.
in their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE:
☒.

							FOR	AGAINST	ABSTAIN
1.	Election of Directors: 3 nominees for three year terms expiring in 2012:				2.	To ratify the appointment of Crowe Horwath, LLP as independent auditors for the fiscal year ending December 31, 2009.	☐	☐	☐
☐		NOMINEES:
	FOR ALL NOMINEES	¡	Robert L. Hetzler	Expiring in 2012
		¡	Michael M. Magee, Jr.	Expiring in 2012	3.	To consider and vote upon a proposal to amend our Amended and Restated Articles of Incorporation to increase the authorized shares of Common Stock from 40 million shares to 60 million shares.	☐	☐	☐
☐	WITHHOLD AUTHORITY	¡	James E. McCarty	Expiring in 2012
	FOR ALL NOMINEES

☐	FOR ALL EXCEPT
	(See instructions below)				4.	To consider and vote upon an advisory (non-binding) resolution to approve the compensation paid to our executives.	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

				☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF
INDEPENDENT BANK CORPORATION
April  28, 2009

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.
Information on directions to the site of our Annual Meeting is available on our website at www.IndependentBank.com.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.snl.com/irweblinkx/docs.aspx?iid=100319
â  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   â

■ 20330300000000000000 3	042809

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
☒

							FOR	AGAINST	ABSTAIN
1.	Election of Directors: 3 nominees for three year terms expiring in 2012:				2.	To ratify the appointment of Crowe Horwath, LLP as independent auditors for the fiscal year ending December 31, 2009.	☐	☐	☐
☐		NOMINEES:
	FOR ALL NOMINEES	¡	Robert L. Hetzler	Expiring in 2012
		¡	Michael M. Magee, Jr.	Expiring in 2012	3.	To consider and vote upon a proposal to amend our Amended and Restated Articles of Incorporation to increase the authorized shares of Common Stock from 40 million shares to 60 million shares.	☐	☐	☐
☐	WITHHOLD AUTHORITY	¡	James E. McCarty	Expiring in 2012
	FOR ALL NOMINEES

☐	FOR ALL EXCEPT
	(See Instructions below)				4.	To consider and vote upon an advisory (non-binding) resolution to approve the compensation paid to our executives.	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0
INDEPENDENT BANK CORPORATION
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 28, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Michael M. Magee, Jr. and Robert N. Shuster, and each of them as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Independent Bank Corporation held of record by the undersigned on February 27, 2009, at the Annual Meeting of Stockholders to be held at the Ionia Theatre, located at 205 West Main Street, Ionia, Michigan 48846 on Tuesday, April 28, 2009 at 3:00 p.m. (local time), or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

14475